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EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE

Contact:	Bill Davis Public Affairs Manager (678) 728-2018

SEROLOGICALS CORPORATION ANNOUNCES COMPLETION OF ACQUISITION
OF ALTAGEN BIOSCIENCES
AND SIERRA BIOSOURCE™ SUBSIDIARY

        ATLANTA, GA—July 27, 2004—Serologicals Corporation (NASDAQ: SERO) announced today that it has completed its previously announced acquisition of AltaGen Biosciences, Inc., the parent company of Sierra BioSource™, a leading provider of contract research and development services to the cell culture industry.

        "We are very pleased to announce the completion of the AltaGen acquisition," said David A. Dodd, President and CEO of Serologicals. "By bringing Sierra's expertise into our company after collaborating on several successful research projects over the past two years, we are further strengthening our capabilities in the rapidly expanding cell culture business. Sierra provides us with a highly skilled research organization that is already intimately familiar with EX-CYTE®, the world leading cell culture media growth supplement."

        The acquisition of Sierra enables Serologicals to more broadly address the cell culture market by providing custom research and development services and custom media formulation, as well as to accelerate its cell culture product development program. The acquisition of AltaGen is expected to be accretive in fiscal year 2004.

        Additional details about the acquisition and AtlaGen's business can be found in the Company's June 30, 2004 press release (www.serologicals.com) in which the signing of the acquisition agreement was announced.

        Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol SERO.

        For information on Serologicals Corporation, visit the company's corporate website at http://www.serologicals.com.

        This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include the ability of Serologicals to close the acquisition of AltaGen, the ability of Serologicals to retain the personnel of AltaGen following the closing and the continued growth of the cell culture market. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and Serologicals undertakes no obligation to update these statements based on events that may occur after the date of this press release.

        Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.

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  EXHIBIT 99.1
SEROLOGICALS CORPORATION ANNOUNCES COMPLETION OF ACQUISITION OF ALTAGEN BIOSCIENCES AND SIERRA BIOSOURCE™ SUBSIDIARY